Exhibit 10.1

Tutor Perini Corporation

15901 Olden Street

Sylmar, CA 91342

Tel: 818/362-8391  Fax: 818/367-9574

Ronald N. Tutor

Chairman & CEO

July 19, 2019

Jean J. Abiassi

24803 Parview Circle

San Antonio, TX 78260

Dear Mr. Abiassi,

We are pleased to extend this formal offer of employment with Tutor Perini Corporation in the position of President and CEO of both the Building and Specialty Groups, reporting direct to me.

This offer is confidential and the terms offered are as follows:

•	Start Date: September 1, 2019.

•	Starting salary of $875,000 per year.

•	You will also receive a $500,000 signing bonus.

•	Your bonus is guaranteed at 100% of your salary for the first two years.

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You will receive 50,000 shares per year of stock grants for a period of three years.  Those grants will fund at the end of the three year period and be based on time in position, not performance, and of course you still being in place at the end of the period.  Further, we will guarantee a minimum stock grant price of $20 per share to establish a floor.

•	You will receive an executive level automobile along with a gasoline credit card.

•	You will also receive a credit card to take care of all expenses.

•	Tutor Perini Corporation will underwrite all travel costs and expenses for both you and your wife flying back and forth looking for houses and/or places to rent during the short-term.

•	All costs of your move will be covered.

•	You will receive up to $20K per month for a housing allowance to be paid by the company direct for up to one year.

•	You will receive all costs associated with closing on your house up to a cap of $100,000.

•	You will be provided $750,000 for termination for convenience, if that in fact would ever happen.

Mr. Jean J. Abiassi

July 19, 2019

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TPC Health & Welfare Plan (Benefit Plans) - You will be eligible to participate in the Tutor Perini Benefit Plans immediately.  You must complete your enrollment within 30 days of your date of hire or you will not be able to enroll until the 2020 Open Enrollment Period.

•	You will be eligible to participate in the Tutor Perini 401(k) Retirement Savings Plan immediately, in accordance with the Plan provisions.

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In accordance with California’s Healthy Workplaces, Healthy Families Act, you will begin to accrue sick leave at the rate of one hour for every 30 hours, up to a maximum of 48 hours of sick leave per calendar year.  You can begin using your accrued sick leave 90 days after your employment begins, up to a maximum of 48 hours per calendar year.   You will receive specific details on the paid sick leave provision upon commencement of your employment.

•	You will receive three weeks of vacation each year.

This offer of employment is contingent upon the following:  receipt of the signed offer letter; the successful results of your reference/background checks, and a negative result from the drug screening. The drug screen must be taken within the first five business days of your employment.  By signing this offer letter you agree to release the Company, its employees, agents and any individuals from any liability regarding this investigation.

Please take time to review the following terms and conditions relative to your pending employment with our Company:

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As an employee of the Company you will have access to certain Company trade secrets and other confidential information.  To protect the interests of the Company you will be required to sign the Company’s standard Confidentiality and Proprietary Rights Agreement as a condition of your employment.  A copy of this agreement has been attached for your review and signature.

•	Please read and sign the attached Arbitration Agreement.

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You must not bring with you any confidential or proprietary material of any former employer or violate any other obligations you may have to your former employers.   If you signed a confidentiality or non-disclosure agreement with your current employer or signed any other agreement that restricts your activities as an employee of the Company, please provide copies of any such documents to your manager as soon as possible.  If you are unsure of your obligations under such agreements, you should consult with your manager and/or the Vice President of Human Resources.

Mr. Jean J. Abiassi

July 19, 2019

Should you decide to accept our offer, you will be an at-will employee of the Company, which means that the employment relationship may be terminated by either of us for any reason at any time.  Any statements or representations to the contrary (and, indeed, any statements contradicting any provision of this letter) should be regarded by you as ineffective unless it is in writing and signed by the Chairman/CEO of the Company and recorded with the Vice President of Human Resources.

Please sign a copy of this letter to signify your acceptance of this offer of employment. The terms of this offer expire seven (7) business days from its date of issuance.

Should you have any questions regarding the above or need any additional information, please call me.

Sincerely,

/s/ Ronald N. Tutor
Ronald N. Tutor
Chairman & CEO

I accept the terms set forth in the offer letter above:

/s/ Mr. Jean Abiassi	7/31/19
Mr. Jean Abiassi - Signature	Date